As filed with the Securities and Exchange Commission on March 10, 2015.

Registration Nos. 33-46641 and 333-104726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 33-46641

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-104726

UNDER

THE SECURITIES ACT OF 1933

ENERGEN CORPORATION

(Exact name of registrant as specified in its charter)

Alabama	63-0757759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203

(205-326-2700)

(Address, including zip code and telephone number including area code, of Registrant’s principal executive offices)

Energen Corporation Employee Savings Plan

(Full title of the plan)

J. David Woodruff

Vice President, General Counsel and Secretary

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203

(Name and address of agent for service)

EXPLANATORY NOTE

Energen Corporation, an Alabama corporation (the “Registrant”), is filing these Post-Effective Amendments to deregister certain shares of common stock and related plan participation interests originally registered pursuant to the Registration Statements on Form S-8 filed on March 24, 1992 (File No. 33-46641)(the “Original Registration Statement”) and Post-Effective Amendment No. 1 filed on April 24, 2003 (File No. 333-104726)(the “Amendment” and, together with the Original Registration Statement, the “Registration Statements”), with respect to shares of the Registration’s common stock, par value $0.01 (the “Common Stock”), thereby registered for offer or sale pursuant to the Energen Corporation Employee Savings Plan (the “Savings Plan”). An aggregate total of 3,400,000 shares of Common Stock (as adjusted for stock splits) and an indeterminate number of plan participation interests were registered for issuance under the Savings Plan.

The Savings Plan no longer offers Common Stock of the Registrant as an investment option and also requires all dividends on Common Stock held in the Savings Plan to be reinvested in Common Stock of the Registrant, removing the option to elect between reinvestment or cash payment of dividends. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to deregister all shares of Common Stock and plan participation interests that were previously registered and that remain unissued under the Savings Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on March 10, 2015.

ENERGEN CORPORATION

By:	/s/ J. David Woodruff
J. David Woodruff
Vice President, General Counsel and Secretary

NOTE: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.